Exhibit 4.2

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as amended from time to time, this “Agreement”) is dated as of March ___, 2020, and is between Liberty TripAdvisor Holdings, Inc. (the “Company”), and Certares Holdings LLC, Certares Holdings (Blockable) LLC and Certares Holdings (Optional) LLC, (the “Shareholders”, and individually, a “Shareholder”). References to Shareholders also include transferees to whom a Shareholder (or its direct or indirect transferee) transfers shares (other than pursuant to an effective shelf registration hereunder) and related rights under this Agreement in accordance with Section 6.1 of this Agreement

ARTICLE I

Definitions

In this Agreement:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“shares” means the shares of Series A preferred stock, par value $0.01 per share, of the Company (the “Preferred Shares”), to be acquired by the Shareholders pursuant to the Investment Agreement, dated March 15, 2020, between the Company and the Shareholders (the “Investment Agreement”), together with any shares of Series A Common Stock, par value $0.01 per share, of the Company, and any shares of Series C Common Stock, par value $0.01 per share, of the Company, received by the Shareholders pursuant to the terms of the Preferred Stock (the “Common Shares”), or any securities of the Company into which such shares are converted or for which the shares are exchanged. Any such shares held by or on behalf of a Shareholder which are not subject to a Securities Act restrictive legend, which shares may be resold freely without registration under the Securities Act and without limitation on volume or manner of sale, will not be considered shares for purposes of the demand and piggyback provisions of this Agreement, provided that, notwithstanding the absence of any such legend, shares held by any Shareholder that, together with its affiliates, is required to file or to be named in a report on Schedule 13D or 13G under the Exchange Act shall continue to be treated as shares for purposes of this Agreement.

“WKSI” means a well-known seasoned issuer, as defined in the SEC’s Rule 405.

All other capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations of 8% Series A Cumulative Redeemable Preferred Stock of the Company (the “Certificate”) or the Investment Agreement.

ARTICLE II

Demand and Piggyback Rights

2.1                        Right to be Included in a Shelf Registration. Upon (x) the demand of the Shareholders made at any time and from time to time when the Company is eligible to sell shares in a secondary offering on a delayed or continuous basis in accordance with Rule 415 or (y) the Company’s determination to issue Common Shares to the Shareholders under the Certificate, the Company will facilitate in the manner described in this Agreement a shelf registration of shares held by the Shareholders. Any shelf registration statement filed by the Company covering shares (whether pursuant to a Shareholder demand or at the initiative of the Company) will cover shares held by each of the Shareholders up to the highest amount of their respective holdings at such time as they may request (which, for the avoidance of doubt, shall include the total number of Common Shares to be issued to such Shareholders under the Certificate at the applicable time). If at the time of such request the Company is a WKSI, such shelf registration statement would, at the request of the Shareholders, cover an unspecified number of shares to be sold by such Shareholders and such shelf registration statement may, at the request of the Company, cover an unspecified number of shares to be sold by the Company. Notwithstanding the foregoing, (a) no shelf registration shall be fileable with respect to any Preferred Shares unless and until (x) a Put Option Exercise Notice is properly delivered to the Company, and/or (y) the Preferred Shares have not been redeemed in full by the Company following the Mandatory Redemption Date, and (b) no shelf registration shall be fileable with respect to any Common Shares unless and until such shares are issued pursuant to the terms of the Certificate, provided that in no event will the Company issue Common Shares under the Certificate unless such shares will be immediately saleable under an effective registration statement.

2.2                        Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of any Shareholder made at any time and from time to time (but subject to the limitations set forth in Section 2.1), the Company will facilitate in the manner described in this Agreement a “takedown” off of an effective shelf registration statement of shares held by such Shareholder that are registered on such shelf. In connection with any shelf takedown (whether pursuant to the exercise of such demand rights or at the initiative of the Company), the Shareholders may exercise piggyback rights to have included in such takedown shares held by them that are registered on such shelf. Any demanded “takedown” of shares off of an effective WKSI shelf registration statement may, at the Company’s option, include shares to be sold by the Company for its own account.

2.3                        Right to Reload a Shelf. [intentionally omitted]

2.4                        Limitations on Demand and Piggyback Rights.

(a)               The number of occasions on which any Shareholder shall be entitled to demand a shelf takedown shall be limited to no more than four, and no single demand by a Shareholder shall cover an amount of shares valued at less than $15,000,000 (as determined in the good faith judgment the Company).

(b)               Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements, and such demand must be deferred until such lockup arrangements expire, are waived or otherwise no longer apply. If a demand has been made for a shelf takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, the Shareholders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) covered by a Form S-8 registration statement or a successor form applicable to employee benefit-related offers and sales or any registration statement filed solely to cover issuances pursuant to a dividend reinvestment plan, (ii) where the shares are not being sold for cash, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (iv) where the offering is a bona fide offering of securities other than shares, even if such securities are convertible into or exchangeable or exercisable for shares that are registered as part of such offering.

(c)               The Company may postpone the filing of a demanded registration statement or suspend the effectiveness of any shelf registration statement, or defer initiating the process for a demanded shelf takedown, for a reasonable “blackout period” not in excess of the applicable limits specified below if the board of directors of the Company reasonably determines that such registration or offering or takedown could materially interfere with a bona fide business or financing transaction of the Company or is reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Company. The blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business or financing transaction, a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the filing by the Company of its next succeeding Form 10-K or Form 10-Q, or (y) the date upon which such information otherwise becomes public knowledge.

ARTICLE III

PROCEDURES REGARDING DEMANDS AND PIGGYBACKS

3.1                        Notifications Regarding Registration Statements. In order for any Shareholder to exercise its right to demand that a registration statement be filed or that an underwritten takedown occur (whether or not other Shareholders are exercising their rights), it must so notify the Company in writing indicating the number of shares sought to be registered or taken down and the proposed plan of distribution, and such exercise must comply with the requirements for demand set forth in Article II. The Company will keep the Shareholders contemporaneously apprised of all pertinent aspects of any registration or underwritten shelf takedown of shares, as the case may be, whether pursuant to a Shareholder demand or otherwise, with respect to which a piggyback opportunity is available, including the anticipated timing of the filing of a registration statement or amendment and the finalization of related preliminary and final prospectuses and the timing of pricing. Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions and notifications.

3.2                        Notifications Regarding Registration Piggyback Rights. No notice is required in connection with a shelf registration statement, as shares held by all Shareholders will be included up to the applicable percentage.

3.3                        Notifications Regarding Demanded Underwritten Takedowns.

(a)               The Company will keep the Shareholders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown in order that they may have a reasonable opportunity to exercise their related piggyback rights. Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Shareholders be notified by the Company of an anticipated takedown (whether pursuant to a demand made by a Shareholder or made at the Company’s own initiative) no later than 5:00 pm, New York City time, on (i) if applicable, the second trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all cases, the second trading day prior to the date on which the pricing of the relevant takedown occurs. The Company shall not be required to effect more than one underwritten shelf takedown during any 180 day period.

(b)               Any Shareholder wishing to exercise its piggyback rights with respect to a shelf takedown must notify the Company and the other Shareholders of the number of shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the first trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the first trading day prior to the date on which the pricing of the relevant takedown occurs.

(c)               Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective takedown.

3.4                        Plan of Distribution, Underwriters, Advisors and Counsel. If a majority of the shares proposed to be sold in an underwritten offering through a shelf takedown is being sold by the Company for its own account, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering, which managing underwriters shall be reasonably acceptable to the Shareholders. Otherwise, Shareholders holding a majority of the shares requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, which may include affiliates of the Shareholders, and such Shareholders will also be entitled to select a common counsel for the selling Shareholders (which may be the same as counsel for the Company).

3.5                        Cutbacks. If the managing underwriters advise the Company and the selling Shareholders that, in their opinion, the number of shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the shares being offered, such offering will include only the number of shares that the underwriters advise can be sold in such offering without such adverse effect. The selling Shareholders and the Company, to the extent it is selling shares in the offering, will be subject to cutback pro rata based on the respective number of shares initially requested by them to be included in such offering, without regard to who initiated or otherwise made the demand for such offering

Except as contemplated by Section 6.1(b), shares held by other selling holders who are not Shareholders will be included in an underwritten offering only with the consent of Shareholders holding a majority of the shares being sold in such offering, or, if in connection with a demanded offering (pursuant to Section 2.2), the demanding Shareholder.

3.6                        Withdrawals. Even if shares held by a Shareholder have been part of a registered underwritten offering, such Shareholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the shares being offered for its account; provided that such Shareholder shall still be deemed to have an exercised a demand in connection with such underwritten offering.

3.7                        Lockups. In connection with any underwritten offering of shares, the Company and each Shareholder will agree (in the case of Shareholders, with respect to shares respectively held by them) to be bound by the underwriting agreement’s lockup restrictions (which must apply in like manner to all of them) that are agreed to (a) by the Company, if a majority of the shares being sold in such offering are being sold for its account, and (b) by Shareholders holding a majority of shares being sold by all Shareholders, if a majority of the shares being sold in such offering are being sold by Shareholders. Pending execution and delivery of the relevant underwriting agreement, upon being notified of a proposed or requested underwritten offering with respect to which the piggyback rights described in this Agreement will apply, the Shareholders will immediately be bound by the lockup provisions set forth in the underwriting agreement. The lockup restrictions in any such underwriting agreement will be for a customary period specified by the managing underwriters or underwriters not to exceed 90 days following the pricing of any registered public sale of shares by the Company. The Company shall use commercially reasonable efforts to cause its executive officers and directors to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained in the lockup agreements executed by the Shareholders; provided, that (i) the executive officers and directors will not be required or expected to execute lockup agreements covering more than 90 consecutive days in any 180 day period and there must be at least 30 “clear days” following the expiration of a lockup agreement during which the executive officers may trade in the shares prior to execution of a subsequent lockup agreement, and (ii) the lockup agreements shall include exceptions for customary estate planning transactions.

3.8                        Expenses. All expenses incurred in connection with any registration statement or registered offering covering shares held by Shareholders, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel (including the fees and disbursements of a single outside counsel firm for Shareholders), and of the independent certified public accountants, the expense of qualifying such shares under state blue sky laws and any expenses relating to analyst and investor presentations or any “road show” (other than those borne by the underwriters), and all internal expenses of the Company, including the compensation of officers and employees of the Company, will be borne by the Company, but any internal expenses of a Shareholder will be borne by such Shareholder. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to shares sold for the account of a Shareholder will be borne by such Shareholder.

ARTICLE IV

FACILITATING REGISTRATIONS AND OFFERINGS

4.1                        General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of shares on behalf of one or more Shareholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Article IV.

4.2                        Registration Statements. In connection with each registration statement that is demanded by any Shareholder or as to which piggyback rights otherwise apply, the Company will:

(a)               (i) prepare and file with the SEC a registration statement covering the applicable shares, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Shareholders and as reasonably necessary in order to permit the offer and sale of the such shares in accordance with the applicable plan of distribution;

(b)               (i) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Shareholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Shareholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Shareholders or any underwriter available for discussion of such documents; and

(ii) within a reasonable time prior to the filing of any document which is to be incorporated or deemed incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Shareholders and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Shareholders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(c)               use all reasonable efforts to cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d)               notify each Shareholder promptly, its respective counsel and the managing underwriter or underwriters and, if requested by such Shareholder, confirm such notification in writing, (i) when any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus has been filed, when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if, between the effective date of a registration statement and the expiration or earlier closing of any sale of securities covered thereby pursuant to any over-allotment option under any underwriting, placement or similar purchase agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (v) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(e)               promptly furnish counsel for each underwriter, if any, and for the Shareholders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus (for the avoidance of doubt, including, but not limited to, any comment letters received from the SEC or any state securities authority);

(f)                otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force);

(g)               use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time; and

(h)               provide and cause to be maintained a transfer agent and registrar for all shares covered by a registration statement from and after a date no later than the effective date of such registration statement.

4.3                        Shelf Takedowns. In connection with any shelf takedown that is demanded by any Shareholder or as to which piggyback rights otherwise apply, the Company will:

(a)               cooperate with the selling Shareholders shares and the sole underwriter or managing underwriter of an underwritten offering shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Shareholders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least two Business Days prior to any sale of such shares;

(b)               furnish to each Shareholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the shares; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Shareholder and underwriter in connection with the offering and sale of the shares covered by the prospectus or the preliminary prospectus;

(c)               (i) use all reasonable efforts to register or qualify the shares being offered and sold, no later than the time of pricing of the applicable offering, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Shareholder holding shares covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the distribution of the registered shares; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Shareholder to consummate the disposition in each such jurisdiction of such shares owned by such Shareholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of shares in connection therewith) in any such jurisdiction;

(d)               cause all shares being sold to be qualified for inclusion in or listed on any securities exchange on which shares issued by the Company are then so qualified or listed if so requested by the Shareholders, or if so requested by the underwriter or underwriters of an underwritten offering of shares, if any;

(e)               cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(f)                use all reasonable efforts to facilitate the distribution and sale of any shares to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the Shareholders or the lead managing underwriter of an underwritten offering;

(g)               [intentionally omitted];

(h)               enter into customary agreements (including, in the case of an underwritten offering, one or more underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such shares and in connection therewith:

1.                  make such representations and warranties to the selling Shareholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

2.                  obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to the underwriters, if any (and if so requested, to each selling Shareholder), covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Shareholders and underwriters;

3.                  obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any (and if so requested, to each selling Shareholder), which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

4.                  to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Shareholders providing for, among other things, the appointment of such representative as agent for the selling Shareholders for the purpose of soliciting purchases of shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants; and

5.                  deliver such documents and certificates as the sole underwriter or managing underwriter, if any, any selling Shareholder, or their respective counsel, shall reasonably request to evidence the continued validity of the representations and warranties made in accordance with Section 4.3(h)(1) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(i)                 if required by the Company’s transfer agent for the shares (the “Transfer Agent”) and/or The Depository Trust Company (“DTC”), the Company will use reasonable efforts to cause opinions of counsel to be delivered to and maintained with the Transfer Agent and/or DTC, together with any other agreements, authorizations, certificates and directions required by the Transfer Agent and/or DTC which authorize and direct the Transfer Agent to transfer shares without any restrictive legend and which allow DTC to accept such shares for settlement; and

(j)                 use all reasonable efforts to facilitate the settlement of the shares to be sold pursuant to this Agreement, including through the facilities of DTC.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

4.4                        Due Diligence. In connection with each registration and offering of shares to be sold by Shareholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Shareholders and underwriters and any counsel or accountant retained by such Shareholder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers, employees, outside counsel and accountants of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise, including through in-person meetings, but subject to customary privilege constraints.

4.5                        Information from Shareholders. Each Shareholder that holds shares covered by any registration statement will furnish to the Company such information regarding itself as is required by applicable law to be included in the registration statement, including the ownership of shares by such Shareholder and the proposed distribution by such Shareholder of such shares, as the Company may from time to time reasonably request in writing.

ARTICLE V

INDEMNIFICATION

5.1                        Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement pursuant to rights granted in this Agreement of shares held by Shareholders, the Company will indemnify and hold harmless Shareholders, their officers, directors and affiliates (and the officers, directors, employees, general and limited partners, Affiliates and controlling persons of any of the foregoing), and each underwriter of such securities and each other person, if any, who controls any Shareholder or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, expenses, judgments or liabilities (including, without limitation, legal fees and costs of court), joint or several, to which Shareholders or such underwriter or controlling person may become subject under the Securities Act, common law or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse such persons, as and when incurred, for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws or rules of any state or country in which such shares are offered and relating to action taken or action or inaction required of the Company in connection with such offering, or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or in any document incorporated by reference therein or related document or report, or any issuer free writing prospectus (including any “road show,” whether or not required to be filed with the SEC), or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; and will reimburse Shareholders and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Shareholder or its underwriters or controlling persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement or other document, in reliance upon and in conformity with information furnished to the Company in writing by Shareholders or such underwriter (or their respective counsel) specifically for use in the preparation of the information with respect to such Shareholder or such underwriter required under Items 403 and 507 of Regulation S-K under the Securities Act.

5.2                        Indemnification by Shareholders. Each Shareholder (as to itself, severally and not jointly) will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any person who controls the Company within the meaning of the Securities Act, (i) with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, or any amendment or supplement to it, or any issuer free writing prospectus or other document, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by such Shareholder (or its counsel) specifically regarding such Shareholder for use in the preparation of the information with respect to such Shareholder required under Items 403 and 507 of Regulation S-K under the Securities Act, and (ii) with respect to compliance by such Shareholder with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement; provided that the liability of each Shareholder pursuant to this Section 5.2 shall not exceed the amount by which the total price at which the shares were offered to the public by such Shareholder exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of an untrue statement or omission.

5.3                        Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding Sections of this Article V, the indemnified party will, if a resulting claim is to be made or may be made against any indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually and materially prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

5.4                        Contribution. If the indemnification required by this Article V from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by it bear to the total amounts (including, in the case of any underwriter, any underwriting commissions and discounts) received by each other party. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4.

Notwithstanding the provisions of this Section 5.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

ARTICLE VI

other agreements

6.1                        Transfer of Rights.

(a)               Any Shareholder may transfer all or any portion of its rights under this Agreement to any direct or indirect transferee of shares held by such Shareholder to the extent such transfer is not in violation of any requirements applicable under any agreement such Shareholder has with the Company. Any such transfer of registration rights will be effective upon receipt by the Company of (i) written notice from such Shareholder stating the name and address of any transferee and identifying the number of shares with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a written agreement from such transferee Shareholder to be bound by the terms of this Agreement. However, if such transferees constitute the partners or members of Certares Holdings LLC, Certares Holdings (Blockable) LLC or Certares Holdings (Optional) LLC, and their respective affiliated investment vehicles utilized in connection with the investment in the Company, including relevant co-invest and side-by-side entities and their respective investment vehicles (collectively, “Certares”) and such partners or members are receiving shares through an in-kind distribution as contemplated by Section 6.4, (i) no such written agreement is required, and (ii) such in-kind transferees (as well as other persons or entities to whom such in-kind transferees transfer such shares) will, as transferee Shareholders, be entitled solely to the rights set forth in the subsequent sentence and in Section 3.8, Article V and Section 6.4 as third-party beneficiaries to the rights under this Agreement so transferred. In that regard, in-kind transferees and their transferees that receive shares pursuant to Section 6.4 will not be given demand or piggyback rights; rather, their means of registered resale will be limited to sales off a shelf registration statement with respect to which no special actions are required by the Company or the other Shareholders. The Company and the transferring Shareholder will notify the other Shareholders as to who the transferees are and the nature of the rights so transferred.

(b)               In the event the Company engages in a merger or consolidation in which the shares are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Shareholders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will, unless Shareholders then holding a majority of the shares otherwise agree, use its best efforts to modify any such preexisting registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

(c)               In addition, in the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Shareholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a registration rights agreement with each such Shareholder that provides each such Shareholder with registration rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

6.2                        Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, general partners, limited partners or managing directors, or any directors or officers of any members, general or limited partner, advisory director, nor any future members, general partners, limited partners, advisory directors, or managing directors, if any, of any Shareholder shall have any personal liability for performance of any obligation of such Shareholder under this Agreement.

6.3                        Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Shareholder, make publicly available such information) and it will take such further action as any Shareholder may reasonably request, so as to enable such Shareholder to sell shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC, subject to any applicable lock-up restrictions. Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements.

6.4                        In-Kind Distributions. If Certares, as a Shareholder or prospective Shareholder, seeks to effectuate an in-kind distribution of all or part of its shares to its direct or indirect partners, members or other equityholders, the Company will, subject to applicable lockups, work with such Shareholder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Shareholder, subject to applicable legal and regulatory requirements, as well as any resales by such transferees under a shelf registration statement covering such distributed shares with respect to which no special actions are required by the Company or the other Shareholders.

ARTICLE VII

MISCELLANEOUS

7.1                        Notices. All notices, consents, confirmations, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid; (b) when delivered, if before 5:00 p.m. U.S. Eastern time on a Business Day, or on the next succeeding Business Day otherwise, if delivered personally to the intended recipient; (c) one Business Day following sending by overnight delivery via a national or international courier service; or (d) when sent, if before 5:00 p.m. U.S. Eastern time on a Business Day, or on the next succeeding Business Day otherwise, if sent by email and either (x) return receipt or confirmation reply is subsequently received or (y) a copy is delivered personally or sent by overnight delivery via a national or international courier service within one Business Day thereafter, and, in each case, addressed to a Party at the following address for such Party.

If to the Company:

Liberty TripAdvisor Holdings, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attention:      Chief Legal Officer
Email:            [Separately Provided]

And copies (which copies shall not constitute notice) to such counsel as may be specified from time to time by the Company.

If to the Shareholders:

Certares Management LLC
350 Madison Avenue, 8th Floor
New York, NY 10117

Attention:       Tom LaMacchia, Managing Director & General Counsel

Email:              [Separately Provided]

And a copy (which copy shall not constitute notice) to such counsel as may be specified from time to time by the Shareholders.

Notice may also be delivered to such other address(es) as shall be furnished in writing by any such Party to the other Parties in accordance with the provisions of this Section 7.1.

7.2                        Section Headings. Captions, headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to “Articles” or “Sections,” such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.

7.3                        Governing Law. This Agreement, the negotiation, execution or performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York.

7.4                        Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.4.

7.5                        Consent to Jurisdiction and Service of Process. Each party irrevocably agrees that any Proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum. Each of the parties consents to service of any process, summons, notice or document that may be served in any Proceeding in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 7.1, to such party’s respective address set forth in Section 7.1. It is further agreed that (A) a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; (B) nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner permitted by Law; and (C) the consent to jurisdiction provided in this Section 7.5 shall not constitute a general consent to service of process in the State of New York.

7.6                        Amendments. This Agreement may be amended, modified, superseded or canceled only by an instrument in writing signed by each of the parties, and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by or on behalf of the party waiving compliance. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement. Except as specifically provided herein, the failure or delay of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any such amendment will apply to all Shareholders equally, without distinguishing between them.

7.7                        Termination. This Agreement will terminate as to any Shareholder when it no longer holds any shares. In addition, any Shareholder that owns less than 1% of the outstanding shares may, upon delivery of an opinion or representation letter in accordance with the procedures of the Company’s transfer agent that such Shareholder meets the applicable conditions of Rule 144 for the removal of transfer restriction legends from its shares, require the Company to remove such transfer restriction legends from its shares, at which time this Agreement shall terminate as to such Shareholder.

7.8                        Entire Agreement. This Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all other understandings and negotiations with respect thereto. The parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The registration rights granted under this Agreement supersede any registration, qualification or similar rights with respect to any of the shares granted under any other agreement, and any of such preexisting registration rights are hereby terminated.

7.9                        Severability. Every provision of this Agreement is intended to be severable. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction. Upon such determination of illegality or invalidity, the parties shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

7.10                    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party shall have received counterparts hereof signed by each of the other parties. If any signature is delivered in PDF or other electronic form, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such PDF or electronic signature were an original thereof.

7.11                    Equitable Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement; and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

7.12                    No Inconsistent Agreements. From and after the date of this Agreement, the Company shall not enter into any agreement with any person, including any holder or prospective holder of any securities of the Company, giving or granting any registration (or related) rights the terms of which are more favorable than, senior to or conflict with, the registration or other rights granted to the Shareholders hereunder.

7.13                    Cumulative Remedies. Except as specifically provided herein, all remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

[Remainder of page intentionally left blank. Signature page follows.]

So agreed:

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:
Name:
Title:

CERTARES HOLDINGS LLC

By:
Name:
Title:

CERTARES HOLDINGS (BLOCKABLE) LLC

By:
Name:
Title:

CERTARES HOLDINGS (OPTIONAL) LLC

By:
Name:
Title:

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